<EXHIBIT>                                                          EXHIBIT 10.15


























                                 PCD INC.


                     SUBORDINATED DEBENTURE AND WARRANT


                         PURCHASE AGREEMENT

                        TABLE OF CONTENTS

1.  PURCHASE AND SALE OF SUBORDINATED DEENTURE AND WARRANT . . .1

    1.1  Sale and Issuance of Subordinated Debenture . . . . . .1

    1.2  Sale and Issuance of Warrant . . . . . . . . . . . . . 1

    1.3  Purchase Price . . . . . . . . . . . . . . . . . . . . 1

    1.4  Closing . . . . . . . . . . . . . . . . . . . . . . . .2

    1.5  Nasdaq Limitation . . . . . . . . . . . . . . . . . . .2

    1.6  HSR Limitation . . . . . . . . . . . . . . . . . . . . 2

2.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY . .2

    2.1  Organization; Good Standing, Qualification . . . . . . 2

    2.2  Authorization . . . . . . . . . . . . . . . . . . . . .3

    2.3  Valid Issuance of Debenture, Warrant and Common Stock .3

    2.4  Governmental Consents . . . . . . . . . . . . . . . . .3

    2.5  Capitalization and Voting Rights . . . . . . . . . . . 4

    2.6  Subsidiaries . . . . . . . . .  . . . . . . . . . . . .5

    2.7  Contracts and Other Commitments . . . . . . . . . . . .5

    2.8  Related-Party Transactions . . . . . . . . . . . . . . 5

    2.9  Permits . . . . . . . . . . . . . . . . . . . . . . . .6

    2.10 Compliance With Other Instruments . . . . . . . . . . .6

    2.11 Litigation . . . . . . . . . . . . . . . . . . . . . . 6

    2.12 Offering . . . . . . . . . . . . . . . . . . . . . . . 6

    2.13 Title to Property and Assets; Leases . . . . . . . . . 7

    2.14 Financial Statements . . . . . . . . . . . . . . . . . 7

    2.15 Changes . . . . . . . . . . . . . . . . . . . . . . . .7

    2.16 Proprietary Rights . . . . . . . . . . . . . . . . . . 9

    2.17 Employees; Employee Compensation . . . . . . . . . . . 9

    2.18 Tax Returns, Payments, and Elections . . . . . . . . .10

    2.19 Insurance . . . . . . . . . . . . . . . . . . . . . . 10

    2.20 Environmental, Health and Safety Laws . . . . . . . . 10

    2.21 SEC Information . . . .  . . . . . . . . . . . . . . .10

    2.22 Massachusetts Statutes . . . . . . . . . . . . . . . .11

3.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . .11

    3.1  Authorization . . . . . . . . . . . . . . . . . . . . 11

    3.2  Purchase Entirely for Own Account . . . . . . . . . . 11

    3.3  Reliance Upon Purchaser's Representations . . . . . . 11

    3.4  Receipt of Information . . . . . . . . . . . . . . . .12

    3.5  Investment Experience; Accredited Investor . . . . . .12

    3.6  Restricted Securities . . . . . . . . . . . . . . . . 12

    3.7  Legends . . . . . . . . . . . . . . . . . . . . . . . 13

    3.8  Public Sale . . . . . . . . . . . . . . . . . . . . . 13

4.  CONDITIONS OF PURCHASER'S OBLIGATIONS AT CLOSING . . . . . 13

    4.1  Representations and Warranties . . . . . . . . . . . .13

    4.2  Performance . . . . . . . . . . . . . . . . . . . . . 13

    4.3  Compliance Certificate . . . . . . . . . . . . . . . .14

    4.4  Qualifications . . . . . . . . . . . . . . . . . . . .14

    4.5  Proceedings and Documents . . . . . . . . . . . . . . 14

    4.6   Nasdaq Letter . . . . . . . . . . . . . . . . . . . .15

    4.7  Voting Agreement and Power of Attorney . . . . . . . .15

    4.8  Opinion of Company Counsel . . . . . . . . . . . . . .15

    4.9  Registration Rights Agreement . . . . . . . . . . . . 17

5.  CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING . . . . 17

    5.1  Representations and Warranties . . . . . . . . . . . .17

    5.2  Qualifications . . . . . . . . . . . . . . . . . . . .17

6.  REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . .18

7.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .18

    7.1  Survival OF Warranties . . . . . . . . . . . . . . . .18

    7.2  Successors and Assigns . . . . . . . . . . . . . . . .18

    7.3  Governing Law . . . . . . . . . . . . . . . . . . . . 18

    7.4  Counterparts . . . . . . . . . . . . . . . . . . . . .18

    7.5  Headings and Subheadings . . . . . . . . . . . . . . .18

    7.6  Notices . . . . . . . . . . . . . . . . . . . . . . . 19

    7.7  Amendments and Waivers . . . . . . . . . . . . . . . .19

    7.8  Severability . . . . . . . . . . . . . . . . . . . . .19

                             PCD INC.

                SUBORDINATED DEBENTURE AND WARRANT
                        PURCHASE AGREEMENT


      This Subordinated Debenture and Warrant Purchase Agreement (this "Agreement") is made as of the 26th day of December, 1997, by and between PCD Inc., a Massachusetts corporation (the "Company"), and Emerson Electric Co., a Missouri corporation (the "Purchaser").

      The parties hereby agree as follows:

1.    PURCHASE AND SALE OF SUBORDINATED DEBENTURE AND WARRANT.

1.1   Sale and Issuance of Subordinated Debenture.

      Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing a subordinated debenture due December 31, 2000 in the original principal amount of Twenty-Five Million Dollars ($25,000,000) (the "Debenture"). The Debenture shall be substantially in the form set forth in EXHIBIT A hereto.

1.2   Sale and Issuance of Warrant.

      Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing a common stock purchase warrant (the "Warrant") exercisable for 525,000 shares of common stock of the Company, $0.01 par value ("Common Stock"), only as follows: (i) on and after the date hereof, the Warrant shall be exercisable to the extent of 150,000 shares of Common Stock; (ii) if the principal of and accrued interest and costs and expenses under the Debenture have not been paid in full at the close of business on December 31, 1998, the Warrant shall be exercisable to the extent of an additional 225,000 shares of Common Stock; and (iii) if the principal of and accrued interest and costs and expenses under the Debenture have not been paid in full at the close of business on December 31, 1999, the Warrant shall be exercisable to the extent of an additional 150,000 shares of Common Stock. The Warrant shall be substantially in the form set forth in EXHIBIT B hereto.

1.3   Purchase Price.

      The purchase price for the Debenture shall be $25,000,000.
The purchase price for the Warrant shall be $5,250.

1.4   Closing.

      (a) The purchase and sale of the Debenture and the Warrant shall take place at 10:00 a.m. eastern time on December 26, 1997, or at such other time as the Company and the Purchaser shall mutually agree, either orally or in writing (which time is designated as (the "Closing").

      (b) At the Closing, the Company shall deliver to the Purchaser the Debenture and the Warrant against payment of the total purchase price therefor by certified check or wire transfer to the account of the Company.

1.5   Nasdaq Limitation.

      Notwithstanding any other provision of this Agreement or any provision of the Debenture or the Warrant, until the Company has obtained approval of its stockholders pursuant to the rules of the Nasdaq Stock Market, Inc. ("Nasdaq"), or has obtained a waiver in respect of such rules, the Purchaser and any subsequent holder of either the Debenture or the Warrant shall be permitted to convert into Common Stock an amount of principal or accrued unpaid interest and costs and expenses under the Debenture, or exercise a portion of the Warrant, only to the extent that all such conversions and exercises together result in the issuance of up to and no more than 4.99% of the Common Stock outstanding as of the Closing.

1.6   HSR Limitation.

      Notwithstanding any other provision of this Agreement, the Purchaser and any subsequent holder of either the Debenture or the Warrant shall be permitted to convert into Common Stock an amount of principal or accrued unpaid interest or costs and expenses under the Debenture, or exercise a portion of the Warrant, only to the extent that the Purchaser and the Company have obtained any required consent, authorization, order, approval, exemption or waiver under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR").

2.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

      Subject to and except as set forth on a Schedule of Exceptions furnished to the Purchaser, the Company hereby represents and warrants to the Purchaser that:

2.1   Organization; Good Standing, Qualification.

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted, to execute and deliver this Agreement, the Debenture and the Warrant, to issue and sell the Debenture, the Warrant and the Common Stock issuable upon conversion or exercise thereof, and to carry out the provisions of this

Agreement. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties or financial condition.

2.2   Authorization.

      Except to the extent that stockholder approval is required pursuant to paragraph 1.5 above, all corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Debenture and the Warrant, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, reservation for issuance, issuance, sale, and delivery of the Debenture and the Warrant being sold hereunder and the Common Stock issuable upon conversion or exercise thereof has been taken or will be taken before the Closing, and this Agreement, the Debenture and the Warrant, when executed and delivered, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company covenants to use its best efforts to obtain, on or before June 30, 1998, any stockholder approval of the Debenture and the Warrant required under Nasdaq rules to permit the full conversion or exercise thereof.

2.3   Valid Issuance of Debenture, Warrant and Common Stock.

      The Debenture and the Warrant being purchased by the Purchaser hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued. The Common Stock issuable upon conversion of the Debenture and upon exercise of the Warrant has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Company's Restated Articles of Organization (the "Restated Articles") will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

2.4   Governmental Consents.

      No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery, or performance of this Agreement, the offer, sale or issuance of the Debenture, the Warrant or the Common Stock issuable upon conversion or exercise thereof, except as may be required under applicable state and federal securities laws and under HSR.

      The Company shall use its best efforts to obtain (and to cooperate with the Purchaser to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any private third party which is required to be obtained or made by such entity or party in connection with this Agreement or the transactions contemplated by this Agreement. The Company specifically agrees to take all actions necessary for the preparation and filing of Notification and Report Forms under HSR, if and when such forms are required under applicable law to be filed with respect to this Agreement or the transactions contemplated by this Agreement. The Company will furnish to the Purchaser such information and assistance as the Purchaser may reasonably request in connection with the preparation of any HSR filings and will provide the Purchaser with copies of all correspondence, filings and communications (or memoranda setting forth the substance thereof) between the Company and any governmental agency or its staff with respect to this Agreement and the transactions contemplated by this Agreement.

2.5   Capitalization and Voting Rights.

      The authorized capital of the Company consists of:

      (a) Common Stock. 25,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of which 6,020,182 shares are issued and outstanding.

      (b) Preferred Stock. 1,000,000 shares of preferred stock, par value $0.10 per share ("Preferred Stock"), of which no shares are issued and outstanding.

           The outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Securities Act") and any relevant state securities laws or pursuant to valid exemptions therefrom.

           Except for currently outstanding options to purchase 674,100 shares of Common Stock granted to employees, directors and consultants pursuant to the Company's 1992 Stock Option Plan, 1996 Stock Plan and 1996 Eligible Directors Stock Plan (collectively, the "Stock Plans"), there are not outstanding any options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. In addition to the aforementioned options, the Company has reserved an additional 321,000 shares of its Common Stock for purchase upon exercise of options to be granted in the future under the Stock Plans. The Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company. Except as provided in Section 9 of the Company's Stock Purchase Agreement dated April 2, 1985 and as contemplated under Section 6 of this Agreement, the Company is

                             - 4
presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

2.6   Subsidiaries.

      The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association, or other business entity, except for the following majority or wholly-owned subsidiaries:
CTi Technologies, Inc., a Massachusetts corporation; PCD Control Systems, Inc., a Massachusetts corporation; PCD Securities Corp., a Massachusetts corporation; and PCD USVI, Inc., a U.S. Virgin Islands corporation. On November 17, 1997, the Company entered into an agreement (the "Wells Agreement") to acquire all of the outstanding capital stock of Wells Electronics, Inc., an Indiana corporation ("Wells"). The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.7   Contracts and Other Commitments.

      The Company does not have and is not bound by any contract, agreement, lease, commitment, or proposed transaction, judgment, order, writ or decree, written or oral, absolute or contingent, other than contracts that were entered into in the ordinary course of business and that are not individually (or, if part of a series of related contracts, when all such contracts are viewed as a whole) material to the conduct of the Company's business.

2.8   Related-Party Transactions.

      No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock plan approved by the Board of Directors of the Company). None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No officer or director, or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company).

2.9   Permits.

      The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of the Company, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.10  Compliance With Other Instruments.

      The Company is not in violation or default of any provision of its Restated Articles or Bylaws or any provision of any mortgage, indenture, agreement, instrument, or contract to which it is a party or by which it is bound or of any federal or state judgment, order, writ, decree, statute, rule, regulation or restriction applicable to the Company. The execution, delivery, and performance by the Company of this Agreement, the Debenture and the Warrant, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.

2.11  Litigation.

      There is no action, suit, proceeding, or investigation pending or, to the best of the Company's knowledge, currently threatened against the Company, nor, to the best of the Company's knowledge, are there any grounds therefor, that (i) questions the validity of this Agreement, the Debenture, the Warrant, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or
(ii) could reasonably be expected to have, either individually or in the aggregate, an adverse effect on the assets, business, properties, or financial condition of the Company, or to cause any change in the current equity ownership of the Company. The Company is not a party to or named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency or instrumentality.

2.12  Offering.

      Subject in part to the accuracy and completeness of the Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Debenture and the Warrant as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.13  Title to Property and Assets; Leases.

      Except (i) as reflected in the Financial Statements (defined in paragraph 2.14), (ii) for the security interests granted or to be granted to Fleet National Bank under the Company's loan agreement dated December 26, 1997 (the "Fleet Agreement"), (iii) for liens for current taxes not yet delinquent, (iv) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (v) for liens in respect of pledges or deposits under workers' compensation laws or similar legislation or (vi) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Company has good and marketable title to its property and assets free and clear of all mortgages, liens, claims, and encumbrances. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(vi) above.

2.14  Financial Statements.

      The Company has delivered to the Purchaser its audited consolidated financial statements (balance sheets, statements of income and statements of cash flows, including notes thereto) at December 31, 1996 and for the fiscal year then ended and its unaudited financial statements (balance sheets, statements of income and statements of cash flows, including notes thereto) as at, and for the three and nine-month periods ended September 27, 1997 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business after September 27, 1997 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm, or corporation.

2.15  Changes.

      To the best of the Company's knowledge, since September 27, 1997, except for the execution of the Wells Agreement and the Fleet Agreement and the consummation of the transactions contemplated thereby, there has not been:

      (a) any change in the assets, liabilities, financial condition, or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

      (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

      (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

      (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

      (e) any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

      (f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

      (g) any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

      (h) any resignation or termination of employment of any key officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

      (i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

      (j) any loans or guarantees made by the Company to or for the benefit of its employees, stockholders, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

      (k) any declaration, setting aside, or payment of any dividend or other distribution of the Company's assets in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

      (l) any other event or condition of any character that might materially and adversely affect the business, properties or financial condition of the Company; or

      (m) any agreement or commitment by the Company to do any of the things described in this paragraph 2.15.

2.16  Proprietary Rights.

      The Company owns or possesses all legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes (collectively, "Intellectual Property") necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. Except for agreements with its own employees or consultants and license agreements with customers or distributors, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property of any other person or entity. Except with respect to the Pfaff litigation described in the Financial Statements, the Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the Intellectual Property of any other person or entity. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made before their employment by the Company.

2.17  Employees; Employee Compensation.

      There is no strike, labor dispute or union organization activities pending or threatened between it and its employees. None of the Company's employees (excluding employees of Wells) belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment.

      The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, the Debenture or the Warrant, nor the carrying on of the Company's business by the employees of the Company, will, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated.

2.18  Tax Returns, Payments, and Elections.

      The Company has timely filed all tax returns and reports (federal, state and local) as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers or authorized depositaries.

2.19  Insurance.

     The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

2.20  Environmental, Health and Safety Laws.

     The Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.21  SEC Information.

      The Company has made available to the Purchaser its Annual Report on Form 10-K and Proxy Statement for the year ended December 31, 1996 and its Quarterly Reports on Form 10-Q for the quarters ended March 29, June 28 and September 27, 1997, in each case as filed with the Securities and Exchange Commission (the "SEC"). Such filings, taken together with information previously furnished by the Company to the Purchaser, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this paragraph 2.21, "material" means material to the financial condition, business, properties, prospects, rights or operations of the Company together with its subsidiaries, taken as a whole.

2.22  Massachusetts Statutes.

      Chapter 110D of the General Laws of the Commonwealth of Massachusetts does not apply to the Company and the Company will not hereafter take any action which would make such Chapter applicable to the Company. Chapter 110F of the General Laws of the Commonwealth of Massachusetts does not apply to either the acquisition of the Debenture or the Warrant or the acquisition by the Purchaser of the Common Stock issuable upon conversion of the Debenture or the exercise of the Warrant.

3.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

      The Purchaser hereby represents and warrants to the Company that:

3.1   Authorization.

      The Purchaser has full power and authority to enter into this Agreement, and that this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of the Purchaser.

3.2   Purchase Entirely for Own Account.

     This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Company, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the Debenture and the Warrant and the Common Stock issuable upon conversion or exercise thereof (collectively, the "Securities") will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3   Reliance Upon Purchaser's Representations.

      The Purchaser understands that the Debenture is not, and any Common Stock acquired on conversion thereof at the time of issuance will not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on the Purchaser's representations set forth herein. The Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Purchaser contemplates acquiring shares of the Debenture for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Purchaser has no such intention.

3.4   Receipt of Information.

      The Purchaser believes the Purchaser has received all the information the Purchaser considers necessary or appropriate for deciding whether to purchase the Debenture and the Warrant. The Purchaser further represents that the Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Debenture and the Warrant and the business, properties and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Purchaser or to which the Purchaser had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.5   Investment Experience; Accredited Investor.

      The Purchaser represents that such Purchaser is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that the Purchaser is able to fend for itself, can bear the economic risk of the Purchaser's investment, and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the investment in the Debenture.
The Purchaser further represents that such Purchaser is a corporation not formed for the specific purpose of acquiring the Debenture and has total assets in excess of Five Million Dollars ($5,000,000).

3.6   Restricted Securities.

      The Purchaser understands that the Debenture and the Warrant (and any Common Stock issued on conversion or exercise thereof) may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Debenture or the Warrant (or the Common Stock issued on conversion or exercise thereof) or an available exemption from registration under the Securities Act, the Debenture and the Warrant (and any Common Stock issued on conversion or exercise thereof) must be held indefinitely. In particular, the Purchaser is aware that the Debenture and the Warrant (and any Common Stock issued on conversion or exercise thereof) may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company.

3.7   Legends.

      To the extent applicable, each document evidencing the Debenture or the Warrant, or any Common Stock issued upon conversion or exercise thereof, shall be endorsed with the legends substantially in the form set forth below:

      (a)  The following legend under the Securities Act:

      "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND APPLICABLE LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

      (b) Any legend imposed or required by applicable state securities laws.

3.8   Public Sale.

      The Purchaser agrees not to make any public offering or sale of the Debenture or the Warrant. The Purchaser agrees not to make any public offering or sale of any Common Stock issued upon the conversion or exercise of the Debenture or the Warrant, except in compliance with the Securities Act and the Rules and Regulations promulgated by the Securities and Exchange Commission thereunder.

4.    CONDITIONS OF PURCHASER'S OBLIGATIONS AT CLOSING.

      The obligations of the Purchaser under Section 1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

4.1   Representations and Warranties.

      The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2   Performance.

      The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3   Compliance Certificate.

      The Chairman of the Board of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in paragraphs 4.1, 4.2, 4.4, and 4.5 have been fulfilled.

4.4   Qualifications.

      All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in advance of the lawful issuance and sale of the Debenture and the Warrant pursuant to this Agreement shall be duly obtained and effective as of the Closing.

4.5   Proceedings and Documents.

      All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

4.6   Nasdaq Letter.

      In response to the Company's letter to Nasdaq dated December 18, 1997, a copy of which has been furnished to the Purchaser, the Company shall have obtained from Nasdaq a letter confirming that, if the transactions are structured as described in the Company's letter, (i) neither the National Association of Securities Dealers, Inc. (the "NASD") nor Nasdaq would impose any requirement that such transactions be approved by the Company's stockholders before the closing of such transactions, and (ii) if stockholder approval of the transactions is required at any time, none of the Company's stockholders (including without limitation the Purchaser) would be disqualified by the NASD or Nasdaq from voting to approve the transactions as a whole or any portion thereof, except that in any such vote neither the Purchaser nor any of the Purchaser's affiliates would be permitted to vote any shares of Common Stock acquired upon conversion of principal or interest under the Debenture or upon exercise of the Warrant.

4.7   Voting Agreement and Power of Attorney.

      The Purchaser shall have received from shareholders owning 1,042,860 or more shares of the Common Stock of the Company issued and outstanding as of the Closing a Voting Agreement and Power of Attorney in the form set forth in EXHIBIT C hereto, and any other related documentation reasonably required by Purchaser, giving the Purchaser the right to vote all of such shareholders' shares in any shareholder vote relating to approval of this Agreement or the transactions contemplated in this Agreement as referred to in Sections 1.5 and 2.2 hereof.

4.8  Opinion of Company Counsel.

      The Purchaser shall have received from Hill & Barlow, counsel for the Company, an opinion, dated the date of the Closing, in form and substance satisfactory to the Purchaser, to the effect that:

      (a) The Company is a corporation duly organized, legally existing and in corporate good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power to own its property and assets and to conduct its business as it is currently being conducted.

      (b) (i) Except to the extent that stockholder approval is required pursuant to paragraph 2.2 above, each of this Agreement, the Debenture set forth in EXHIBIT A, the Warrant set forth in EXHIBIT B and the Registration Rights Agreement set forth in EXHIBIT D has been duly and validly authorized, executed and delivered by the Company, each constitutes a valid and binding agreement of the Company and each is enforceable against the Company in accordance with its terms. (ii) The Voting Agreement and Power of Attorney set forth in EXHIBIT C has been duly and validly executed and delivered by each of the shareholders who are parties thereto and constitutes a valid and binding agreement of each of such shareholders enforceable against each of such shareholders in accordance with its terms.

     (c)  The capital stock of the Company is as follows:

          (i)  Preferred Stock.  1,000,000 shares of Preferred
Stock authorized, of which no shares are issued and outstanding.

          (ii) Common Stock. 25,000,000 shares of Common Stock authorized, of which 6,020,362 shares have been validly issued and are outstanding, fully paid and nonassessable.

      (d) The Common Stock issuable upon the conversion of the Debenture and upon exercise of the Warrant purchased under this Agreement has been duly and validly reserved for issuance and, when issued in accordance with the Company's Restated Articles, will be validly issued, fully paid and nonassessable.

          Except for currently outstanding options to purchase shares of the Common Stock granted to employees, consultants and directors pursuant to the Company's Stock Plans, to the best of counsel's knowledge, there are no preemptive rights or options, warrants, conversion privileges, or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain any of the Company's securities.

      (e) The execution, delivery and performance of this Agreement by the Company on or before the Closing and the issuance of the Debenture and the Warrant pursuant thereto do not violate any provision of the Company's Restated Articles or Bylaws, and do not constitute a default under the provisions of any material agreement known to such counsel to which the Company is a party or by which it is bound, and do not violate or contravene (i) any governmental statute, rule or regulation applicable to the Company or (ii) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which such counsel is aware, the violation or contravention of which would materially and adversely affect the Company, its assets, financial condition or operations.

      (f) To the best of such counsel's knowledge, after due inquiry, there is no action, proceeding or investigation pending or threatened against the Company before any court or administrative agency that questions the validity of this Agreement, the Debenture or the Warrant or might result, either individually or in the aggregate, in any material adverse change in the assets, financial condition or operations of the Company.

      (g) All consents, approvals, authorizations, or orders of, and filings, registrations and qualifications with any federal, Massachusetts state or Massachusetts local regulatory authority or governmental body required for the consummation by the Company of the transactions contemplated by the Agreement, have been made or obtained.

      (h) The offer and sale of the Debenture and the Warrant are, and the issuance of the Common Stock upon conversion or exercise thereof would be, exempt from the registration requirements of the Securities Act.

      (i) The Voting Agreement and Power of Attorney delivered to the Purchaser pursuant to paragraph 4.7 of this Agreement is legal, valid, binding and sufficient under Massachusetts law to confer upon the Purchaser the right to vote the number of shares of the Common Stock of the Company covered thereby in any shareholder vote relating to approval of this Agreement or the transactions contemplated in this Agreement and complies with all applicable federal and Massachusetts securities laws.

      (j) Chapter 110D of the General Laws of the Commonwealth of Massachusetts does not apply to the Company. Chapter 110F of the General Laws of the Commonwealth of Massachusetts does not apply to either the acquisition of the Debenture or the Warrant or the acquisition by the Purchaser of Common Stock issuable upon conversion of the Debenture or exercise of the Warrant.

4.9   Registration Rights Agreement.

      The Company and the Purchaser shall have entered into at or prior to the Closing a Registration Rights Agreement in substantially the form set forth in Exhibit D.

5.    CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING

      The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Purchaser.

5.1   Representations and Warranties.

      The representations and warranties of the Purchaser contained in Section 3 hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2   Qualifications.

      All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Debenture pursuant to this Agreement shall be duly obtained and effective as of the Closing.

6.    REGISTRATION RIGHTS.

      The Purchaser shall have the registration rights set forth in EXHIBIT D.

7.    MISCELLANEOUS.

7.1   Survival of Warranties.

      The warranties, representations, and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of thirty-six (36) months after the Closing.

7.2   Successors and Assigns.

      The Purchaser's rights pursuant to this Agreement may be transferred or assigned by the Purchaser to any of the Purchaser's affiliates to whom the Debenture or the Warrant is transferred as permitted by the terms thereof. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of the Debenture and the Warrant sold hereunder or any Common Stock issued upon conversion or exercise thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3   Governing Law.

      This Agreement shall be governed by and construed under the laws of The Commonwealth of Massachusetts as applied to agreements among Massachusetts residents entered into and to be performed entirely within Massachusetts.

7.4   Counterparts.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5   Headings and Subheadings

      The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6   Notices.

      Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person on the signature page hereof, or at such other address or facsimile number as such party may designate by ten
(10) days' advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

7.7   Amendments and Waivers.

      Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company.

7.8   Severability.

      If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         {REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

      IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.


                           COMPANY:

                           PCD INC.

                           By: /S/ John L. Dwight, Jr.
                              -----------------------------
                              John L. Dwight Jr.
                              Chairman of the Board

                           Address:  2 Technology Drive
                                     Peabody, Massachusetts 01960



                           PURCHASER:

                           EMERSON ELECTRIC CO.

                           By: /S/ J.D. Switzer
                              -----------------------------
                              J.D. Switzer
                              Senior Vice President - Development

                           Address:  8000 West Florissant
                                     P.O. Box 4100
                                     St. Louis, Missouri  63136